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                                                                    Exhibit 4(d)





                               BRUSH WELLMAN INC.

              DEFERRED COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS
                (AS AMENDED AND RESTATED AS OF DECEMBER 2, 1997)


                                    ARTICLE I

                               PURPOSE OF THE PLAN

         The purpose of the Brush Wellman Inc. Deferred Compensation Plan for Nonemployee Directors is to provide the Nonemployee Directors of the Company with the opportunity to defer receipt of compensation payable for services as a Director and to help solidify the common interest of Directors and shareholders in enhancing the value of the Company's Common Shares.


                                   ARTICLE II

                                   DEFINITIONS

         As used herein, the following words shall have the meanings stated after them unless otherwise specifically provided:

         2.1. "Change in Control" shall have the meaning assigned thereto in
Section 5.5 hereof.

         2.2. "Committee" shall mean the Administrative Committee described in
Section 7.1 hereof.

         2.3. "Common Shares" shall mean the Common Shares, par value $1 per share, of the Company.

         2.4. "Company" shall mean Brush Wellman Inc.

         2.5. "Deferred Compensation Account" shall have the meaning assigned thereto in Section 3.1 hereof.

         2.6. "Director" shall mean any nonemployee director of the Company.

         2.7. "Insolvent" shall have the meaning assigned thereto in Section 6.2 hereof.

         2.8. "Investment Policy" means the Company's existing policy for investment of liquid assets as the same may be amended from time to time by the Company.



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         2.9. "Plan" shall mean the Brush Wellman Inc. Deferred Compensation
Plan for Nonemployee Directors, as amended from time to time.

         2.10. "Terminated Participant" shall have the meaning assigned thereto in Section 8.3 hereof.

         2.11. "Trust" shall have the meaning assigned thereto in Section 4.1 hereof.

         2.12. "Trust Account" shall have the meaning assigned thereto in
Section 4.2 hereof.

         2.13. "Trust Agreement" shall mean the Trust Agreement entered into between the Company and the Trustee in connection with the Plan.

         2.14. "Trust Fund" shall have the meaning assigned thereto in Section
4.2 hereof.

         2.15. "Trustee" shall mean such person or entity as may be chosen by the Company from time to time to act as the trustee under the Trust Agreement, together with the successors of such person or entity as may be provided in the Trust Agreement.


                                   ARTICLE III

                             ELECTIONS BY DIRECTORS


         3.1. 1992 Compensation Reduction. Not later than December 31, 1991, a Director may, by filing a written election with the Committee, direct the Company (a) to reduce the compensation payable to him or her (determined without regard to the provisions of this Section) for services as a Director during the 1992 calendar year in such amount as elected by the Director and (b) to credit the amount of such reduction to an account maintained on the books of the Company for such Director (the "Deferred Compensation Account").

         3.2. Compensation Reduction for 1993 and Later Years. Not later than June 30,1992 and December 31st of any calendar year thereafter, a Director may, by filing a written election with the Committee, direct the Company (a) to reduce the compensation payable to him or her (determined without regard to the provisions of this Section) for services as a Director during the next calendar year in such amount as elected by the Director and (b) to credit the amount of such reduction to the Director's Deferred Compensation Account.

         3.3. Partial Years. If a Director first becomes a Director after January 1st of any calendar year, the Director may, by filing a written election with the Committee, direct the Company (a) to reduce the compensation payable to him or her for future services as a Director during the year in such amount as elected by the Director and (b) to credit the amount of such reduction to the Director's Deferred Compensation Account. Any such election shall be made within 30 days after an individual becomes a Director, and shall apply only to compensation for services as a Director performed after the date of such election.



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         3.4 Conversion from the Directors' Retirement Plan. Not later than
December 31, 1997, each Director may make an election to credit the present value as of December 31, 1997 of his or her vested benefit under the Brush Wellman Inc. Directors' Retirement Plan As Amended January 26, 1993 (the "Directors' Retirement Plan"), which is being terminated, to his or her Directors' Deferred Compensation Account. Payment will be made pursuant to
Article V hereof, and in no event shall a Director be entitled to payment prior to termination of service as a Director.

         3.5. Elections Irrevocable. All elections described in this Article shall be made on an election form specified by the Committee and filed with the Committee. Once an election becomes effective pursuant to this Article, such election shall be irrevocable and shall remain in effect until the end of the calendar year to which it relates.

         3.6. Deferred Compensation Accounts. (a) Following any initial filing of a written election with the Committee pursuant to Section 3. 1 or 3.2 hereof by a Director who has previously entered into a deferred compensation agreement or arrangement with the Company, the Company shall credit such Director's Deferred Compensation Account with the amounts previously deferred by such Director pursuant to such deferred compensation agreement or arrangement, together with an amount equal to any interest credited thereon in accordance with such deferred compensation agreement or arrangement to the date of such credit.

         (b) Each Director who has elected to have his or her compensation reduced pursuant to this Article shall have a nonforfeitable right to the balance from time to time of his or her Deferred Compensation Account. In addition to the credits to a Director's Deferred Compensation Account described in Sections 3.1, 3.2, 3.3, 3.4 and 3.6(a) hereof, a Director's Deferred Compensation Account shall be credited or debited with, amounts equal to the income, earnings, gains or losses on the Trust Account maintained with respect to the Director under the Trust Agreement at such times as such items are credited to or debited from such Trust Account and shall be debited for any distributions to the Director under Article V.


                                   ARTICLE IV

                            ACCOUNTS AND INVESTMENTS

         4.1. Contribution. (a) The Company shall from time to time transfer to the Trustee to be held under the Trust Agreement in a trust (the "Trust") cash funds equal to the amounts by which Directors elect to have their compensation reduced pursuant to this Plan. All such transfers shall be made within 30 days after such compensation would have been paid to the Director but for the Director's compensation reduction election.

         (b) Following any initial filing of a written election with the Committee pursuant to Section 3.1 or 3.2 hereof by a Director who has previously entered into a deferred compensation agreement or arrangement with the Company, the Company shall transfer to the Trustee to be held in the Trust for the account of such Director pursuant to Section 4.2 hereof cash funds equal to the amounts previously deferred pursuant to such deferred compensation agreement or arrangement, together with an amount


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equal to any interest credited thereon in accordance with such deferred compensation agreement or arrangement to the date of such transfer.

         (c) Following the filing of a written election with the Committee pursuant to Section 3.4 hereof and within a reasonable time after December 31, 1997, the Company shall transfer to the Trustee to be held in the Trust for the account of such Director pursuant to Section 4.2 hereof the cash funds equal to the amount which such Director elected to be converted from the Directors Retirement Plan pursuant to Section 3.4 hereof.

         (d) Except as provided with respect to the creditors of the Company in
Article VI hereof, all contributions and other transfers by the Company to the Trust pursuant to Sections 4.1(a), (b) and (c) hereof shall be irrevocable, and (except as so provided) the Company shall have no right to the return of any funds so contributed or transferred to the Trust or any earnings thereon.

         4.2. Establishment and Adjustment of Accounts. The Trustee shall establish a separate account under the Trust (a "Trust Account") for any Director who defers compensation pursuant to the Plan. As of December 31 of each year and on such other dates as the Committee may direct, the fair market value of the assets of the Trust allocated to all Trust Accounts (the "Trust Fund") shall be determined by the Trustee.

         4.3. Investment of Assets. The assets of the Trust Fund shall be held by the Trustee in the name of the Trust. As amounts are received by the Trustee, it shall invest the funds pursuant to the Trust Agreement, which shall authorize the Trustee to invest the funds contained in each Trust Account either (i) in Common Shares or (ii) in accordance with the Investment Policy, in each case as the Director for whom such Trust Account is held may direct. Any Trust Account may be invested pursuant to a Director's election in part in Common Shares and in part in accordance with the Investment Policy in increments of 5 percent. A Director may change his election from time to time with respect to future additions to his Deferred Compensation Account, but may not change such election with respect to amounts previously credited at any time. However, in the event that a Director elects to invest all or a portion of the amounts in the Trust Account held for his benefit attributable to his compensation reduction election for the 1992 calendar year in Common Shares, such amounts shall be invested in accordance with the Company's Investment Policy until July l, 1992, at which time such amounts (plus any earnings thereon and less any losses attributable thereto) shall be invested in Common Shares. All earnings, if any, with respect to a Director's Trust Account shall be credited to such Director's Trust Account and invested from time to time in accordance with such Director's latest investment election. All Common Shares credited to a Director's Trust Account shall be voted by the Trustee in accordance with such Director's instructions and, in the absence of any instructions, by the Trustee in proportion to the votes of all other shareholders.

         4.4. Assets Held in Cash. The Trustee may, in its sole discretion, maintain in cash such amounts as it deems necessary to meet the needs of the Trust from time to time. Amounts maintained in cash by the Trustee shall be kept to a minimum consistent with the duties and obligations of the Trustee as set forth in the Trust Agreement and shall not be required to be invested at interest.

         4.5. Trustee's Fees. The fees and expenses of the Trustee under the Trust Agreement shall be paid by the Company.


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                                    ARTICLE V

                               PAYMENT OF ACCOUNTS

         5.1. Time of Payment. Distribution of a Director's Deferred Compensation Account shall commence or be made in the manner described in
Section 5.2 hereof within 10 days after the earlier of: (i) the date the Director attains age 70, (ii) the date of the Director's termination of service as a Director on account of resignation, retirement, death or otherwise or (iii) the occurrence of a Change in Control of the Company. However, if the amount credited to any Director's Deferred Compensation Account is less than one year's retainer ($17,500 as of January 1, 1998) the distribution shall be in a lump sum on the date of termination.

         5.2. Method of Distribution. At the time of a Director's initial election and at the time to convert his or her vested benefits from the Directors' Retirement Plan described in Article III, the Director making such election shall specify whether amounts credited to his Deferred Compensation Account shall be distributed to him or her (or his or her beneficiary) in a single lump sum payment at the time described in Section 5.1, or in not more than ten annual installments commencing at such time. Notwithstanding the foregoing, if any director electing to credit amounts to his or her Deferred Compensation Account upon termination of the Directors' Retirement Plan pursuant to Section 3.4, ceases to be a Director within one year after signing such election other than by reason of death, disability or failure to be re-elected as a Director, the applicable portion of the distribution shall be in lump sum. Amounts credited to the Director's Deferred Compensation Account shall be distributed or commence to be distributed to the Director or the Director's beneficiary at the time described in Section 5.1 in the manner so specified. The amount of each installment payment shall be calculated by dividing the amount credited to the Director's Deferred Compensation Account at the time of each such payment (as determined by the Committee) by the number of remaining installments (including the current installment). If the Company is not Insolvent at the time of any payment, the payment shall be made from the Trust and charged to the Director's Trust Account. To the extent that the Director's Trust Account is invested in Common Shares of the Company at the time of a payment from such Trust Account, such Common Shares shall be distributed in kind.

         5.3. Designation of Beneficiary. Each Director participating in this Plan shall designate a beneficiary or beneficiaries to whom distribution shall be made pursuant to Section 5.2 in the event of the death of the Director before his or her entire Deferred Compensation Account is distributed. If there is no designated beneficiary, or no designated beneficiary surviving at a Director's death the Director's beneficiary shall be his or her estate. Beneficiary designations shall be made in writing. A Director may designate a new beneficiary or beneficiaries at any time by filing a new election with the Committee.

         5.4. Taxes. In the event any taxes are required by law to be withheld or paid from any distributions made pursuant to the Plan, the Company or Trustee (as applicable) shall deduct such amounts from such distributions and shall transmit the withheld amounts to the appropriate taxing authority.

         5.5. Definition of Change in Control. A "Change in Control" of the Company shall have occurred if at any time any of the following events shall occur:


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                  (a) The Board of Directors of the Company at any time shall fail to include a majority of directors who are either "Original Directors" or "Approved Directors". An Original Director is a director who is serving on January 1, 1992. An Approved Director is a director who, after such date, is elected, or is nominated for election by the shareholders, by a vote of at least two-thirds of the Original Directors and the previously elected Approved Directors, if any;

                  (b) Any person (as the term "person" is defined in Section 1701.01(G) of the Ohio Revised Code) shall have made a "control share acquisition" (as the term "control share acquisition" is defined in Section 1701.01(Z) of the Ohio Revised Code) of shares of the Company without having first complied with Section 1701.831 of the Ohio Revised Code (dealing with control share acquisitions); or

                  (c) The Board of Directors shall at any time determine in the good faith exercise of its judgment that (i) any particular actual or proposed accumulation of shares of the Company, tender offer for shares of the Company, merger, consolidation, sale of assets, proxy contest, or other transaction or event or series of transactions or events will, or is likely to, if carried out, result in a Change in Control falling within Sections 5.5(a) or 5.5(b) hereof and (ii) it is in the best interests of the Company and its shareholders, and will serve the intended purposes of this Plan and the Trust, for distributions of Deferred Compensation Accounts to commence immediately as herein provided.


                                   ARTICLE VI

                            CREDITORS AND INSOLVENCY

         6.1. Claims of the Company's Creditors. All assets held in the Trust pursuant to the Plan, and any payment to be made by the Trustee pursuant to the Plan and Trust Agreement, shall be subject to the claims of the general creditors of the Company, including judgment creditors and bankruptcy creditors. The rights of a Director or his or her beneficiaries to any assets of the Trust Fund shall be no greater than the rights of an unsecured creditor of the Company.

         6.2. Notification of Insolvency. In the event the Company becomes Insolvent (as hereinafter defined), the Board of Directors of the Company and the chief executive officer of the Company shall immediately notify the Trustee of that fact. The Trustee shall not make any payments from the Trust Fund to any Director or any beneficiary under the Plan after such notification is received or at any time after the Trustee has knowledge of such Insolvency. Under any such circumstance, the Trustee shall deliver any property held in the Trust Fund only as a court of competent jurisdiction may direct to satisfy the claims of the Company's creditors. For purposes of this Plan, the Company shall be deemed to be "Insolvent" if the Company is subject to a pending voluntary or involuntary proceeding as a debtor under the United States Bankruptcy Code, as amended, or is unable to pay its debts as they mature.



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                                   ARTICLE VII

                                 ADMINISTRATION

         7.1. Appointment of Committee. The Board of Directors of the Company shall appoint an Administrative Committee consisting of not less than three persons to administer the Plan. Members of the Committee shall hold office at the pleasure of the Board of Directors and may be dismissed at any time with or without cause. Such persons serving on the Committee need not be members of the Board of Directors of the Company.

         7.2. Powers of the Committee. The Committee shall administer the Plan and resolve all questions of interpretation arising under the Plan. Whenever elections, directions, designations, applications, requests or other notices are to be given or made by a Director under the Plan, they shall be filed with the Committee. Except as provided in Section 8.3 hereof, the Committee shall have no discretion with respect to Plan contributions or distributions, but shall act in an administrative capacity only.

         7.3. Indemnity of Committee. The Company shall indemnify the members of the Committee against all claims, losses, damages, expenses and liabilities arising from any action or failure to act with respect to the Plan to the extent provided in the Regulations of the Company and any applicable indemnification agreement between the Company and such member.


                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1. Funding. Neither any Director, nor his or her beneficiaries, nor his or her heirs, successors or assigns, shall have any secured interest in or, claim on any property or assets of the Company or the Trust. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future. The Company shall create the Trust to hold funds to be used in payment of its obligations under the Plan and to provide a measure of the benefits payable to the Director hereunder, and shall fund such Trust in accordance with the terms of the Plan, but all funds contained therein shall remain subject to the claims of the Company's general creditors as provided in Article VI hereof.

         8.2. Term of Plan. The Company reserves the right to amend the Plan or Trust Agreement or terminate the Plan at any time; provided, however, that no amendment or termination shall affect the rights of Directors to amounts previously credited to their Deferred Compensation Accounts or to additional credits to their Deferred Compensation Accounts pursuant to Section 3.5 hereof for additional earnings of the Trust following such termination. The Trust shall remain in effect until such time as the entire corpus of the Trust Fund has been distributed pursuant to the terms of the Plan, and the Plan shall remain in effect until such time as all amounts credited to Directors' Deferred Compensation Accounts are distributed pursuant to Article V hereof.



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         8.3. Assignment. No right or interest of any Director or his or her beneficiary (or any person claiming through or under such Director or his or her beneficiary) in any benefit or payment herefrom shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of such Director.

         If any Director or any such person (other than the surviving spouse of such Director after he or she is deceased) shall attempt to or shall transfer, assign, alienate, anticipate, sell, pledge or otherwise encumber his or her benefits hereunder or any part thereof, or if by reason of his or her bankruptcy or other event happening at any time such benefits would devolve upon anyone else or would not be enjoyed by him or her, then the Committee, in its discretion, may terminate his or her interest in any such benefit, to the extent the Committee considers necessary or advisable to prevent or limit the effects of such occurrence, by filing a written "termination declaration" with the Committee records and making reasonable efforts to deliver a copy to such Director or his or her beneficiary whose interest is adversely affected (the "Terminated Participant").

         As long as any Terminated Participant is alive, any benefits affected by the termination declaration shall be retained by the Company and, in the Committee's sole and absolute judgment, may be paid to or expended for the benefit of such Terminated Participant, his or her spouse, his or her children or any other person or persons in fact dependent upon him or her in such a manner as the Committee shall deem proper. Upon the death of any Terminated Participant, all benefits withheld from him or her and not paid to others in accordance with the preceding sentence shall be distributed to such Terminated Participant's surviving spouse or, if there is no surviving spouse, to such Terminated Participant's then living descendants, including adopted children, per stirpes, or if there is no surviving spouse and no surviving descendants, to such Terminated Participant's estate. Payments described in this paragraph shall be made from the Trust if the Company is not Insolvent at the time for any such payment.

         8.4. Tax Effect. This Plan is intended to be treated as an unfunded deferred compensation plan under the Internal Revenue Code. It is the intention of the Company that the amounts by which Directors elect to have their compensation reduced pursuant to this Plan shall not be included in the gross income of the Directors or their beneficiaries until such time as the amounts credited to Directors' Deferred Compensation Accounts hereunder are distributed from the Plan. If, at any time, it is determined by the Company that amounts attributable to Directors' compensation reduction elections or Deferred Compensation Accounts are includible in the gross income of the Directors or their beneficiaries before distribution pursuant to Article V hereof, all amounts credited to Directors' Deferred Compensation Accounts shall be immediately distributed to the respective Directors or, in the case of deceased Directors, their beneficiaries. Distributions described in the preceding sentence shall be made from the Trust if the Company is not Insolvent at the time for such distribution.

         8.5. Governing Law. This Plan shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

         8.6. Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term "successors" as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise,


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acquire all or substantially all of the business and assets of the Company and successors of any such corporation or other business entity.

         8.7. Effective Date of Plan. The Plan shall be effective as of January 1, 1992, subject to approval by the shareholders of the Company. Any compensation reduction elections, credit to Deferred Compensation Accounts or contributions to the Trust made prior to such shareholder approval shall be contingent on such approval, and if such approval is not obtained prior to December 31, 1992, all Deferred Compensation Accounts shall be distributed to the Directors or their beneficiaries. Distributions described in the preceding sentence shall be made from the Trust if the Company is not Insolvent at the time for such distribution.

         8.8. No Right to Continued Service. Nothing contained herein shall be construed to confer upon any Director the right to continue to serve as a Director of the Company or in any other capacity.



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